Exhibit 23

              Consent of KPMG Peat Marwick LLP

                      Accountants' Consent






The Board of Directors
Harbor Federal Bancorp, Inc.




We consent to incorporation by reference in the Registration Statement on Form S-8 of Harbor Federal Bancorp, Inc. of our report dated May 16, 1997, relating to the consolidated statements of financial condition of Harbor Federal Bancorp, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997 which report is incorporated by reference in the March 31, 1997 annual report on Form 10-KSB of Harbor Federal Bancorp, Inc.



                               /s/ KPMG Peat Marwick LLP



Baltimore, Maryland
June 27, 1997